Exhibit 99.1

DELTAGEN SECURES BANK FINANCINGS OF UP TO $25 MILLION

REDWOOD CITY, Calif.– July 1, 2002 — Deltagen, Inc. (Nasdaq: DGEN) today announced the company’s signing of two new financing agreements. The agreements include a $20 million term loan and a one-year $5 million accounts receivable loan. The proceeds are expected to be used to finance the build-out of its research facility in Redwood City and for general corporate purposes.

The term loan can be drawn through March 31, 2003 and matures on March 31, 2007. The loan is secured by a first position security interest in Deltagen’s assets excluding intellectual property. Deltagen borrowed $10 million under this facility on June 28, 2002 at the current interest rate of 6.125 percent and paid off $730,000 in outstanding equipment loans. Deltagen has agreed to certain restrictions regarding the assignment or transfer of the intellectual property during the term of the loan. The loan has financial covenants related to earnings and liquidity, including a requirement that Deltagen maintain unrestricted cash balances equal to the greater of two times the principal balance outstanding on the loan or six months of net cash used in operating activities. The account receivable facility was not utilized in the June 30, 2002 quarter.

Headquartered in Redwood City, California, Deltagen is an emerging leader in the discovery and development of drugs from the human genome. Through its Target Research and Development program, Deltagen has established secreted protein and small-molecule discovery programs in the areas of oncology, metabolic disorders and inflammatory diseases. Proprietary target discovery and validation technologies, integrated chemistry capabilities, and state-of-the-art drug metabolism and toxicology programs support Deltagen’s extensive drug discovery efforts. Deltagen’s technology

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portfolio will serve to accelerate a series of clinical candidate compound initiatives. Deltagen currently has secreted protein partnership agreements with Eli Lilly and Company and Hyseq, Inc. Deltagen’s principal database product, DeltaBase™, provides a database of in vivo derived, mammalian gene function information. Current DeltaBase collaborators include three of the largest pharmaceutical companies in the world: Pfizer, Inc.; GlaxoSmithKline plc; and Merck & Co.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to the role that Deltagen’s DeltaBase product and gene function database information will play in third-party research programs and the extent to which genome-based research will assist researchers in their drug discovery efforts, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in the forward-looking statements, including the extent to which genomic databases are utilized in pharmaceutical research and development; the ability of Deltagen to provide products and services that meet market needs; the impact of competition and alternative technologies, processes and approaches; and other risks cited in the risk factors sections of Deltagen’s Annual Report on Form 10-K filed with the Securities and Exchange Commission and Deltagen’s other securities filings with the Commission. These forward-looking statements speak only as of the date hereof. Deltagen disclaims any intent or obligation to update these forward-looking statements.

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